Exhibit 15.1

November 15, 2016

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-000000) of Arthur J. Gallagher & Co. for the registration of 10,000,000 shares of its common stock of our reports dated May 2, 2016, July 29, 2016 and October 28, 2016 relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Forms 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

November 15, 2016